For Immediate Release:  Financial and Business Editors . . . January 31, 2007

The Bank Holdings Announces 5% Stock Dividend

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank, today announced declaration of a 5% stock dividend to shareholders of record February 15, 2007 with an ex-dividend date of February 13, 2007. For every 20 shares of common stock held, shareholders will receive 1 additional share of common stock. No fractional shares will be issued; fractional shares will be rounded up to the nearest whole share. The transfer agent will mail certificates representing the 5% stock dividend on March 1, 2007. The Bank Holdings currently has 5,552,972 shares of common stock issued and outstanding.

Chairman and Chief Executive Officer Hal Giomi, stated, “We are proud to present this dividend to our shareholders in appreciation of their continued support of the Company. This dividend is a small reward for those investors who have been with us from the beginning and for the new shareholders we recently acquired through our 2006 merger with Northern Nevada Bank and NNB Holdings, Inc. We thank all our shareholders for investing in our future.”

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank. Nevada Security Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. Nevada Security Bank operates seven branches: six in northern Nevada and one in Roseville, California, which is separately branded as Silverado Bank. An FDIC approved branch office in the vicinity of Rancho Cordova, California is scheduled to open during the first quarter of 2007. The President of Nevada Security Bank, David A. Funk, is a long-time banker and resident of the Reno area. Nevada Security Bank reported total assets of $611 million, total loans of $463 million, and total deposits of $506 million at December 31, 2006. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer. The Bank Holdings also operates two subsidiary qualified exchange intermediary companies, Rocky Mountain Exchange, of Bozeman, Montana, and Granite Exchange, of Roseville, California. These companies were acquired during March 2006 and perform tax-deferred property exchanges under Internal Revenue Code Section 1031. The Bank Holdings reported total assets of $655 million at December 31, 2006.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and The Bank Holdings intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition, discussions about risks and uncertainties are set forth from time to time in the company’s publicly available Securities and Exchange Commission filings. The company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Bank Holdings files annual, quarterly and special reports, proxy statement and other information with the SEC. These documents are available free of charge on the SEC web site (http://www.sec.gov).

-0-

For additional information, please contact:

The Bank Holdings

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings, or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P.O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, NV

Phone: 775-853-8600

Fax: 775-853-2056